AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is entered into as of this 8th day of April, 2013 (the “Effective Date”), by and between QuantumSphere, Inc., a corporation organized under the laws of the State of California, USA (“QSI”), on the one hand, and Beijing LuckyStar Co. Ltd., an entity organized under the laws of the People’s Republic of China (“BLS”), on the other hand. QSI and BLS are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, QSI is a leading manufacturer of nanocatalysts with multiple thermo-catalytic and electro-catalytic applications, including nano-Fe catalysts for the ammonia production industry;

WHEREAS, BLS is a professional and reputed company of consulting, marketing, outsourcing, import/export, and sales in Hi-tech chemical and agrochemical products and technology;

WHEREAS, BLS desires to serve as an agent of QSI for the purpose of introducing QSI-Nano-Fe catalysts for use in commercial ammonia plants in the People’s Republic of China (the “Territory”) on the terms set forth herein; and

WHEREAS, QSI desires to retain BLS to serve as its agent in the Territory for the purposes of (i) introducing QSI-Nano-Fe catalysts for sales and marketing purposes to commercial ammonia plant operators, and (ii) validation of QSI-Nano-Fe catalysts in one or more commercial ammonia plants.

NOW THEREFORE, in consideration of the mutual covenants and premises, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties agree as follows:

1.          BLS will provide not less than six (6) commercial iron catalysts commonly used by commercial ammonia plants in the Territory. To this end, BLS shall confer with prospective commercial ammonia plant customers to confirm their respective preferred commercial iron catalysts either presently utilized, or desired to be utilized upon refurbishment.

2.          With respect to the commercial iron catalysts to be provided to QSI, each shall consist of (i) not less than 50 grams of materials, and (ii) a Material Safety Data Sheet in a customary form.

3.          QSI will test the commercial iron catalysts provided by BLS in its facility in Santa Ana, California USA, utilizing the testing methodologies developed and utilized over the last three (3) years. QSI will provide the detailed test results (Measuring the delta between QSI-Nano coated vs. uncoated catalysts) to BLS following completion thereof, and will have a technical conference call with BLS staff to review the test results of each of the commercial iron catalysts.

1

4.          In addition to the items mentioned in Section 3 above, QSI shall furnish technical assistance to assist BLS in carrying out its duties under this Agreement by providing technical support, product brochures, samples, as well as speak to, and answer the questions of, prospective customers of BLS upon request, etc.

5.          QSI hereby initially appoints BLS as its agent for QSI’s products in the Territory for the express purpose of securing the placement, or sale as the case may be, of QSI-Nano Fe catalysts in a single commercial ammonia plant. The foregoing may consist of utilization of QSI-Nano-Fe catalysts in either (i) each of the ammonia reactor beds at the initial ammonia plant, or (ii) a slipstream reactor bed at the initial ammonia plant. QSI personnel shall be granted access to the initial ammonia plant where QSI-Nano-Fe catalysts are deployed and shall review, in-person, the production results with technical staff at the initial ammonia plant. Upon the conclusion of a successful commercial validation (“Successful Commercial Validation”) of the QSI-Nano-Fe catalysts at the initial commercial ammonia plant, this Agreement will become an exclusive Agency Agreement with respect to the Territory. Once exclusivity is achieved it will remain in place for the Term and successive one (1) year terms provided the following occurs: BLS sells QSI Nano-Fe catalysts to at least one (1) ammonia plant, for complete refurbishment, each contractual year. In the event the foregoing benchmark is not met, the Agreement will continue for the remainder of the Term on a non-exclusive basis. In addition, the Parties will discuss additional regions around the world where BLS has existing relationships with ammonia plant owners and operators. A Successful Commercial Validation shall mean a measurable positive delta (i.e., ammonia production yield increase) between the QSI-Nano coated vs. the uncoated commercial catalysts previously used by the initial ammonia plant.

6.          During the term hereof, QSI hereby warrants and represents to BLS that QSI will not circumvent BLS and will not directly contact the customers in the Territory identified in Exhibit A hereto, which may be augmented from time to time. If QSI is contacted by any customer within the Territory, QSI will not negotiate with the customer to reach a deal directly or indirectly, and any such customer shall be informed that all discussions should be had directly with BLS for follow up purposes. QSI and BLS will mutually agree upon pricing parameters for each respective ammonia plant prior to pricing being discussed with any ammonia plant operator(s).

7.          BLS shall provide its own office of 5A standard at its own cost, and shall provide and be responsible for procuring and maintaining phone, fax, copier, administrative personnel and other customary office equipment and staff. It is understood that QSI and BLS shall keep in close communication at all times.

8.          BLS agrees that it will apply all necessary resources to fulfill its obligations under this Agreement and to solicit customers in the Territory. It is understood and agreed that, immediately following the Effective Date, BLS will assign an experienced employee with at least ten (10) years’ experience in working for, or dealing with, the chemical industry and government associations in the Territory. The BLS employee shall operate in QSI’s best interests in the Territory at all times. The BLS employee assigned to manage QSI affairs in China shall be fluent in English (both spoken and written), and all communications between QSI and BLS shall be in English. QSI will be responsible for training the BLS employee in the USA if it is deemed necessary by the Parties. The BLS employee shall communicate with QSI personnel not less than a weekly basis and shall provide a monthly written report outlining the then existing sales pipeline in the Territory (“Sales Pipeline”). The Sales Pipeline shall include a twelve-month rolling forecast of prospective placements of QSI-Nano-Fe in an effort to manage QSI-Nano-Fe inventory requirements, along with the associated coating of the applicable commercial iron catalysts for deployment at the initial ammonia plant. Communications between the BLS employee and QSI personnel shall occur during the hours of 7:00am – 9:00pm Pacific Time.

2

9.          BLS shall be responsible for all the marketing activities in the Territory, including but not limited to: distributing flyers, advertising, participating in related conferences, visiting clients, reception work, etc.

10.         If customers solicited by BLS require a visit to QSI, QSI will provide necessary assistance for such visits by issuing invitation letters, arranging hotel bookings and transportation, etc. QSI shall be responsible for providing high standard reception to the customers.

11.         Upon execution of this agreement, QSI shall pay BLS the sum of Three Thousand Dollars (US $3,000) per month, in arrears, to be applied against office expenses, and activity fees (e.g., travel) in China directly relating to the subject matter of this Agreement. Upon the completion of the initial Successful Commercial Validation and/or receipt of the initial ammonia plant purchase order, QSI shall commence paying BLS the sum of Six Thousand Dollars (US $6,000) per month. The foregoing monthly payment shall be in addition to and separate and apart from, any payments of commission BLS receives pursuant to the terms of this Agreement.

12.         The Parties specifically understand and agree that BLS shall receive commissions on all sales it makes in the Territory. The commission on the sale for QSI’s products shall be 12% of the contract price. For the avoidance of doubt, commissions are only earned upon receipt of revenues by QSI. To this end, commissions shall be due and payable net 30 from the date of receipt of payment by QSI. In addition, Representative shall be reimbursed for reasonable travel and other expenses outside of the territory which have been approved by QSI in advance.

13.         This Agreement shall be effective for a period of five (5) years (the “Term”) from the date hereof, subject to termination by either party in the event a Successful Commercial Validation has not been achieved within eighteen (18) months of the Effective Date. This Agreement is freely assignable by QSI upon a “Change of Control”, and no consent of BLS shall be required in connection therewith. A Change of “Change in Control” shall mean the occurrence of any of the following events: (A) a sale of all or substantially all of the assets of either of the Parties; (B) a liquidation or dissolution of either of the Parties; (C) a merger or consolidation in which the applicable party hereto is not the surviving corporation, unless the stockholders of such party immediately prior to such consolidation, merger or reorganization, own more than 50% of the post-merger company’s voting power immediately after such merger or consolidation; and (D) any consolidation or merger of either of the parties, or any other corporate reorganization, in which the stockholders of the applicable party hereto immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization; provided, however, that a “Change in Control” shall not include any transaction the sole purpose of which is to change the domicile of the applicable party’s incorporation or formation. This Agreement shall be automatically renewable for successive one (1) year terms following the conclusion of the Term, provided that BLS sells QSI Nano-Fe catalysts to at least one (1) ammonia plant, for complete refurbishment, each contractual year . If either party shall be in breach of any of its obligations under this Agreement and has not remedied such breach within thirty (30) days after receipt of written notice from the other party, then such other party shall have the right to terminate this Agreement forthwith by notice in writing. In the event of cancellation and termination of this Agreement, regardless of reason, neither party shall be obligated to indemnify the other by reason of such cancellation and termination, except each party shall remain obligated in accordance herewith for all events prior to such cancellation or termination.

3

14.         If during the performance of the Agreement, any dispute arises in connection with the Agreement, it shall be settled by both parties through consultation in the spirit of friendliness. In the event the parties cannot, after a good faith effort, resolve a dispute, then in such event, the Parties shall submit the dispute for binding arbitration in Orange County, California USA (the “Arbitration”). The Arbitration shall be conducted pursuant to the rules of the International Centre for Dispute Resolution.

15.         This Agreement shall be governed by the laws of the State of California, USA.

16.         This Agreement may be executed in multiple counterparts, each of which shall be considered an original, and all of which when taken together shall be considered on and the same agreement.

4

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

QUANTUMSPHERE, INC.

By:	/s/ Kevin D. Maloney
Kevin D. Maloney
Chief Executive Officer & President

BEIJING LUCKYSTAR CO., LTD.

By:	/s/ Fagen Li
Fagen Li
Co-Founder & Chairman

5

EXHIBIT A

PROPOSED CUSTOMERS